Exhibit 10.1

August 29, 2013

To: Randy Young:
We are genuinely excited about the prospect of your joining The Fresh Market, Inc. (the "Company"). You made a tremendous impression on our management team and we believe you will add great value to our growing company.
Below is our understanding:

•	We are offering the position of Senior Vice President - Real Estate and Development. You may also be elected an Assistant Secretary.

•	We are offering an annual base salary of $275,000, paid bi-weekly. Our Compensation Committee expects to review executive salaries early in fiscal 2014.

•
As an executive officer, you will participate in the 2013 Annual Incentive Compensation Program for Select Executives (the "Program"), the form of which we have provided to you. Your target bonus under the Program will be fifty percent (50%) of your annual base salary, pro rated for the time period from your date of employment until the end of the Company's current fiscal year. The Company's financial metrics for determining the actual amount of your bonus (operating income, on an adjusted basis, and total sales, with an ROIC “gate”), which have been shared with you, will be the same for you as for other executives under the Program. The bonus is entirely formulaic and there is no positive discretionary element, though, as with many similar bonus programs, the Compensation Committee may utilize negative discretion.

•
We will award you a signing bonus of $150,000 in restricted stock. Your grant will be effective, and the grant date will be, your date of hire unless the Company’s trading window under the Company’s insider trading policy is not then open, in which case your grant will be effective, and your grant date will be, the first business day that the trading window is open following your date of hire (such date that the grant is effective, the “Grant Date”). The number of restricted shares that you receive will be based upon the closing price of the Company's common stock on The Nasdaq Stock Market on the Grant Date. The restricted shares will be awarded on the Company's form RSA Award

Exhibit 10.1

agreement and will vest one hundred percent (100%) on the third anniversary of the Grant Date, subject to your then employment. We have provided you with a copy of the form of equity award agreement for the award described above. In addition, you will also receive a cash signing bonus of $75,000 to be paid within 30 days of your start date. If you leave voluntarily or are terminated for cause within one year of your start date, you must repay the entire amount of the cash signing bonus. If you leave voluntarily or are terminated for cause between your first and second year of employment, you must repay the applicable pro rata portion remaining, i.e., $75,000 x (730 days - days worked)/730 days.

•
We will award you a total of $300,000 of Grant Date value (GDV) of equity, pro rated for the time period from your date of employment until the end of the Company's current fiscal year, in the form of options (forty percent (40%) of the pro rated portion of the total GDV), restricted shares (thirty percent (30%) of the pro rated portion of the total GDV) and performance share units (thirty percent (30%) of the pro rated portion of the total GDV). The number of options that you will receive will be determined by dividing 40% of the pro rated portion of the total GDV by the Black-Scholes value determined as of the Grant Date and the number of restricted shares and performance share units that you will receive will be determined, in each case, by dividing 30% of the pro rated portion of the total GDV by the closing price of the Company's common stock on The Nasdaq Stock Market on the Grant Date. The exercise price for your options will be the closing price of the Company’s common stock on The Nasdaq Stock Market on the Grant Date. Your options and the restricted shares referred to in this paragraph will be subject to time-based vesting of twenty-five percent (25%) of the shares vesting on each of the first through fourth anniversary of the Grant Date. The performance share units will vest, subject to achievement of the financial performance metric, following the end of fiscal 2015. We have shared the financial performance metric with you (cumulative EPS, on an excluded items basis, for fiscal 2013 - fiscal 2015). In addition, we have provided you with copies of the form of equity award agreements for the awards described above.

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As an executive officer, you will be subject to our Compensation Recoupment Policy and our Stock Ownership and Retention Guidelines which limit the amount of compensatory equity you may sell until you are in compliance with the Guidelines. We have provided you with a copy of the Recoupment Policy and the Retention Guidelines.

•
As a Senior Vice President, you will be expected to enter into an Employment Agreement, and will thereafter become a participant under the Company's Severance Plan. You understand that the Employment Agreement includes restrictive covenants. We have provided you the form of the Employment Agreement and the Severance Plan. We remain available to answer any questions that you may have, although please note that the Employment Agreement and the Severance Plan, as compared to oral discussions, control the matters covered thereby.

•	You will be entitled to paid vacation. The number of days and timing of the vacation should be coordinated with your supervisor.

•
The Company will pay or promptly reimburse reasonable and customary relocation costs and reasonable and customary closing costs (including realtor fees of up to 6%) on the sale of your home (one home), moving and transportation of household goods and up to two automobiles from your current home to the Greensboro area, reasonable and

Exhibit 10.1

customary closing costs on the purchase of a home in the Greensboro area, excluding home loan “points”); provided that such sale of your current home has commenced (even if the closing takes longer) within one year of the date you commence employment. You agree to repay fifty percent (50%) of these relocation expenses in the event you leave voluntarily or are terminated for cause within twelve (12) months following your start date.

•
You will be eligible for the Company's full-time benefits package (subject to waiting periods applicable to these benefits) available to similarly situated employees, information for which has been provided to you. If necessary, we agree to reimburse your COBRA or similar premiums incurred for coverage during any waiting or gap period.

•	The Company will pay and/or reimburse reasonable expenses, including reasonable travel, for continuing professional education necessary to maintain any required current professional certifications.

This offer of employment is contingent upon successful completion of a background check and drug test. When you report for your first day of work you will need to provide documents that establish your identity and right to work in the United States.
Your employment and compensation with The Fresh Market, Inc. are "at will" meaning that either the Company or you can terminate your employment at any time and for any or no reason. The terms of this offer letter, therefore, do not and are not intended to create either an express and/or implied contract of employment. No manager or representative of The Fresh Market, Inc. other than the President has authority to enter into any agreement for employment for any specified period of time or to make any agreement contrary to the foregoing, and any promises to the contrary may only be relied upon by you if they are in writing and signed by the President of The Fresh Market, Inc.
It is intended that the provisions of this offer letter comply with Section 409A of the Internal Revenue Code and this offer letter will be construed accordingly. Neither you nor any of your creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this offer letter or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this offer letter and such other plans, policies, arrangements and agreements, the "Company Plans") to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under any Company Plan may not be reduced by, or offset against, any amount owing by you to the Company or any of its affiliates. Except as specifically permitted by Section 409A, the benefits and reimbursements provided to you under any Company Plan during any calendar year will not affect the benefits and reimbursements to be provided to you under the relevant section of such Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and will be provided in accordance with Section 409A and its associated regulations. Further, in the case of reimbursement payments, such payments will be made to you on or before the last day of the calendar year following the calendar year in which

Exhibit 10.1

the underlying fee, cost or expense is incurred.
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If the matters set forth above are acceptable to you and you wish to accept our offer of employment, please sign and date a copy of this letter and return to my attention.

Warmest Regards,

/s/ Craig Carlock
Craig Carlock
President and Chief Executive Officer

I accept the offer of employment as of this 1st day of September 2013.

/s/ Randall A. Young
Randall A. Young